Exhibit 99.1

CorMedix Institutes Program to Reduce Neutrolin® Cost of Goods;

Reports on Strategic Review Process Managed by Evercore

BEDMINSTER, N.J., April 9, 2015 -- CorMedix Inc. (NYSE MKT: CRMD), a global biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases, today announced a significant new program aimed at enhancing long term market competitiveness by substantially reducing the cost of goods of Neutrolin® Catheter Lock Solution through a more efficient, custom synthesis of the active ingredient taurolidine.

CorMedix and [RC]2 Pharma Connect LLC, have reached an agreement  which will provide CorMedix with a cGMP API source able to produce needed volumes as CorMedix expands the sales of Neutrolin. [RC]2 assists companies like CorMedix in achieving more efficient ways of doing custom synthesis. [RC]2 has extensive scientific background and experience in process development and the manufacture of APIs (active pharmaceutical ingredients).

“This efficiency initiative, when fully implemented, is expected to provide us with sufficient cGMP API to meet the needs for potential expanded uses, including U.S. market entry, which would significantly reduce the cost of taurolidine, by up to 80 percent, thereby increasing the pharmaceutical manufacturing margins,” said Randy Milby, Chief Executive Officer of CorMedix. “This is a significant opportunity as CorMedix intends to expand the market potential of Neutrolin® in new geographic markets, including the U.S., and in additional therapeutic indications. We believe this represents a multi-billion dollar global market opportunity. In addition, we have several other volume related initiatives which are expected to reduce the total cost of goods by an incremental 15 to 30 percent once fully implemented.”

Neutrolin®, CorMedix’s novel formulation of taurolidine, citrate and heparin with 1000 u/ml provides a combination preventative catheter lock solution that decreases biofilm development thereby decreasing infection and thrombosis, to keep catheters operating both safely and efficiently by optimizing catheter blood flow. Catheter related bloodstream infections account for approximately 250,000 infections across all U.S. hospitals. The total annual cost in the U.S. of treating all catheter related episodes is approximately $5 billion according to internal estimates and a report by the Association for Professionals in Infection Control and Epidemiology (Guide to the elimination of catheter-related bloodstream infections). The Neutrolin Usage Monitoring Program that the company initiated has demonstrated that Neutrolin is effective in reducing catheter-related blood stream infections and thrombosis by greater than 90% in operational clinical settings in Germany.

Evercore Completes Preparatory Phase of Process

CorMedix today announced that Evercore has completed the preparatory phase of the previously announced strategic review process and will begin its outreach to potentially interested parties over the coming days. Evercore expects that the process will take several months to complete. CorMedix does not intend to provide further updates until the process has concluded. Evercore is a leading independent investment banking advisory firm that advises its clients on mergers, acquisitions, divestitures, restructurings, financings, public offerings, private placements and other strategic transactions and also provides institutional investors with high quality equity research, sales and trading execution. More information about Evercore can be found at www.evercore.com.

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients including neonates, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications.  Please see the company's website at www.cormedix.com for additional information. The company intends to expand commercial distribution into the United States, Asia, the Middle East, South America and Africa upon appropriate regulatory approval.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: CorMedix’s ability to achieve expected cost savings in its pharmaceutical manufacturing margins; the unpredictability of the size of the markets for, and market acceptance of, Neutrolin; CorMedix’s ability to identify and enter into strategic transactions; the cost, timing and results of  the planned Phase 3 trial for Neutrolin in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Europe; the risks associated with the launch of Neutrolin® in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:
Investors:
CorMedix Inc.
Randy Milby
(908) 517-9489

Media:
Mike Beyer
Sam Brown Inc.
(312) 961-2502
mikebeyer@sambrown.com